SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  January 18, 2005

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Colorado	000-24541	93-1223466
(State or other jurisdiction of incorporation)	Commission File Number)	I.R.S. Employer Identification No.)

12061 Tejon St. Westminster, Colorado 80234
(Address, including zip code, of principal executive offices)

(303) 457-4345
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 14, 2005, Corgenix Medical Corporation (OTC-Bulletin Board: CONX) terminated the Amended and Restated Agreement and Plan of Merger with Genesis Bioventures, Inc. due to the lack of progress towards the completion of the $6.0 million merger-related financing and the expiration of key dates within the Merger Agreement (as amended).  As previously disclosed, the parties agreed to amend section 14.1 of the Merger Agreement to allow Corgenix to terminate the Merger Agreement at any time prior to January 15, 2005 if it were not satisfied with the terms or the progress of the new equity financing which is a condition to the closing of the merger pursuant to section 9.13 of the Merger Agreement.

On March 24, 2004, Genesis advanced $500,000 to Corgenix, which is represented by a promissory note. As a result of the termination of the Merger Agreement, the note will convert to a fixed two-year term note bearing interest at the prime rate in effect as of the date of termination of the Merger Agreement, or 5.25%.  The note will be fully-amortized over four semi-annual payments of principal and accrued interest; however, the note is convertible, at the election of Genesis, into Corgenix common stock at a conversion price of $.568 per share.

Douglas Simpson, President of Corgenix, commenting on the termination of the proposed merger stated, “We regret that it was necessary to terminate the proposed merger after spending so much time and energy on it.  Both companies have been working very hard over the past eighteen months to complete this merger. However, on the positive side, Corgenix is investigating a broad range of business opportunities, including the pursuit of our own equity financing. We remain very excited about the future prospects for Corgenix, and will therefore continue to advance the core medical diagnostics business while exploring financing and strategic opportunities as they are presented.”

If the merger were consummated, then Corgenix would have been merged with a newly formed subsidiary of Genesis, with the subsidiary surviving.  Under the terms of the Merger Agreement, Genesis would have issued a total of 14,000,000 shares of its common stock in exchange for 100% of the outstanding Corgenix common shares.  In addition, if the merger were consummated, then if during the period beginning on October 15, 2004 and ending nine months immediately following the closing, Genesis common stock had failed to trade at or above $0.53 per share for at least twelve (12) trading days in any consecutive twenty (20) trading day period, then an additional 7,000,000 shares of Genesis Common stock would have been issued to the former holders of shares of Corgenix common stock.

References to the merger agreement and the amendments thereto are qualified in their entirety by the complete text of such documents previously filed with the Securities and Exchange Commission and incorporated herein by reference.

Statements in this report that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, failure to raise the necessary equity capital, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  The statements in this report are made as of today, based upon information currently known to management, and the company does not undertake any obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED, this 18th day of January, 2005	Corgenix Medical Corporation

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson, President